Universal Corporation Logo

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
--------------------------------------------------------------------------------
                            P R E S S   R E L E A S E

                 CONTACT                                 RELEASE
           Karen M. L. Whelan                            Immediately
        Phone:    (804) 359-9311
        Fax:      (804) 254-3594
        Email:    investor@universalleaf.com

          Universal Corporation Announces 32nd Annual Dividend Increase
                   Richmond, VA, December 5, 2002 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced that the company's Board of Directors has declared a regular quarterly dividend of thirty-six cents ($.36) per share on the common shares of the Company, payable February 10, 2003, to common shareholders of record at the close of business on January 13, 2003. This represents an increase of about 6%, or $.02 per share per quarter, and indicates an annualized rate of $1.44 per share. Universal has raised its common dividend every year since 1971, a record of 32 consecutive increases.

         Mr. Harrell noted, "For many years, it has been one of Universal's goals, in delivering value to our shareholders, to use a considerable portion of our strong cash flow for dividends. I am proud that we are able to continue our record of dividend increases."


Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information, visit Universal's web site at www.universalcorp.com.




                                      # # #